Exhibit (e)(6)

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 21, 2014, is entered into by and among [        ][, a [        ]] (“Shareholder”), among BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), and BioMarin Falcons B.V., a private company with limited liability organized under the laws of The Netherlands and a wholly owned indirect subsidiary of Parent (“Buyer”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Buyer and Prosensa Holding N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), are entering into Purchase Agreement, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, (the “Offer”) for each issued and outstanding ordinary share, par value €0.01 per share, of the Company (the “Shares”), and (b) the Reorganization (as defined in the Purchase Agreement) of the Company following the Offer; and

WHEREAS, as a condition of and inducement to Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Parent and Buyer have required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

1. Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in this Section 1, or if not defined in this Section 1, the respective meanings ascribed to them in the Purchase Agreement:

“Acquisition Agreement” means a letter of intent, agreement-in-principle, definitive acquisition agreement or similar agreement that contemplates an Acquisition Proposal.

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Purchase Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Shareholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the 1934 Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Disclosed Owned Securities” has the meaning assigned thereto in Section 6(a) hereof.

“Equity Interests” means any share of capital stock of a Person or any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares of capital stock or any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating such Person to issue, transfer or sell any shares of capital stock or other equity interest in such Person, including Company Options and Company Restricted Shares.

“Permitted Transfer” means (a) if Shareholder is an entity, a Transfer of Covered Shares by Shareholder to an Affiliate of Stockholder and, provided that (i) such Affiliate shall remain an Affiliate of Shareholder at all times following such Transfer and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as Stockholder shall have made hereunder, (b) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Company Option, (c) the Transfer of Covered Shares with Parent’s prior written consent or (d) if Shareholder is an individual: (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family; or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the Applicable Laws of intestate succession, and, provided that, for purpose of clause (d)(i), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and Buyer a written agreement, in form and substance reasonably acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as Stockholder shall have made hereunder.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates as of the date hereof.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Tender of the Shares.

(a) Shareholder hereby agrees that it shall tender (and deliver any certificates evidencing) its Covered Shares that are Shares or Company Restricted Shares, or cause its Covered Shares that are Shares or Company Restricted Shares to be tendered, into the Offer (x)

in the case of Owned Shares, promptly and in any event no later than ten Business Days following the commencement of the Offer, and (y) in the case of Additional Owned Shares, promptly after such Shares were obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five Business Days following receipt of such documents, but in any event prior to the Expiration Date, free and clear of all Liens. Subject to Section 8 hereof, Shareholder agrees that it will not withdraw such Covered Shares, or cause such Covered Shares to be withdrawn, from the Offer at any time.

(b) If the Offer is terminated or withdrawn by Buyer, this Agreement is terminated pursuant to Section 8 or the Purchase Agreement is terminated prior to the purchase of the Covered Shares in the Offer, Parent and Buyer shall promptly return, and shall cause any depository acting on behalf of Parent and Buyer to return, all the Covered Shares tendered by Shareholder in the Offer to Shareholder.

3. Voting Agreement. At any meeting of the Shareholders of the Company, including the EGM, however called, or in any other circumstance in which the vote, consent or other approval of the Shareholders of the Company is sought as to a matter described in any of clauses (a) through (g) below (each, a “Company Shareholders Meeting”), Shareholder shall, and if shares are held by a nominee for such Shareholder, shall cause the holder of record of any Covered Shares to (i) appear at each such meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (as applicable) and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares beneficially owned as of the record date:

(a) to approve the Purchase Agreement;

(b) to approve the Asset Sale Agreement, the liquidation and dissolution of the Company following such Asset Sale and any other forms of Reorganization, in each case, effective as of, and conditional upon, the Closing;

(c) to accept resignation from, and provide discharge to, the existing members of the Boards and appoint such new members to the Boards as designated by Buyer to replace such resigning directors (as contemplated by Section 2.04(a) of the Purchase Agreement) effective as of, and conditional upon, the Closing;

(d) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal;

(e) against any Acquisition Agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Purchase Agreement, the Asset Sale Agreement and the Reorganization);

(f) against any proposal, action or agreement that would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the conditions set forth in Annex I of the Purchase Agreement not being fulfilled or (iii) prevent or materially delay the consummation of the Offer or the Asset Sale; and

(g) to approve any other matter submitted by the Company for shareholder approval at the EGM at the request of Buyer and related to the transactions contemplated by the Purchase Agreement, provided, however, that (i) the Boards have recommended that the shareholders of the Company vote to approve such proposal at the EGM, and (ii) nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any such request of Buyer for such shareholder approval.

Additionally, Shareholder shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (a) through (g).

4. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, the Purchase Agreement or the Offer Documents, Shareholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, Equity Interests or any interest therein without the prior written consent of Parent (other than Transfers by operation of law, in which case this Agreement shall bind the transferee or to any Permitted Transferee), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, Equity Interests or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or Equity Interests inconsistent with Shareholder’s voting or consent obligations in Section 3 hereof or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or Equity Interests inconsistent with Shareholder’s voting or consent obligations in Section 3 hereof. Any attempted Transfer of Covered Shares, Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b) Non-Solicitation. Subject to Section 9 hereof, Shareholder shall, and shall cause its Subsidiaries and its and their respective directors, officers, and employees, and shall cause its and their other Representatives, to cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to any Acquisition Proposal. Until termination of this Agreement pursuant to and in accordance with Section 7 hereof, Shareholder shall not, and Shareholder shall cause its Subsidiaries, and shall not permit, and shall cause its Subsidiaries not to permit, its and their respective directors, officers, employees and other Representatives to, directly or indirectly: (i) solicit, initiate or knowingly take any action to knowingly induce, facilitate or encourage the submission or announcement of an Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including by way of furnishing or providing access to non-public information to a Third Party), (ii) except to the extent the Company is permitted to do so under the Purchase Agreement, enter into or participate in any discussions or negotiations with any Third Party with respect to an Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise knowingly cooperate in any way with any Third Party that has made an Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (iv) publicly propose to do any of the foregoing. Nothing in this Section 4(b) shall prohibit Shareholder, its Subsidiaries and its and their respective Representatives from informing any Person of the existence of the provisions contained in this Section 4(b).

5. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests of the Company, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other Equity Interests issued to or acquired by Shareholder or any of its controlled Affiliates.

(b) Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order to give effect to Section 4(a) with respect to all the Covered Shares. Shareholder agrees that it will cause the Company, as promptly as practicable after the date of this Agreement, to make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Offer or the Reorganization, any rights to object to or challenge the consummation of the Offer, the Reorganization or any other transaction contemplated by the Purchase Agreement or any similar rights that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Buyer, the Company, the Company’s directors or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement or the consummation of the Offer, the Reorganization or any other transaction contemplated by the Purchase Agreement, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, (y) alleging a breach of any fiduciary duty of the Boards in connection with the Purchase Agreement or the transactions contemplated thereby or (z) making any claim with respect to SEC disclosure (or other disclosure to the Company’s Shareholders) in connection with the Purchase Agreement or the transactions contemplated thereby.

(d) Communications. Unless required by Applicable Law, Shareholder shall, and shall cause its Representatives to, consult with Parent before issuing any press release or otherwise making any public statement with respect to the Offer, the Purchase Agreement or this Agreement. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement in any public disclosure document required by Applicable Law in connection with the Offer or the Reorganization or any other transactions contemplated by the Purchase Agreement and (ii) Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document.

6. Representations and Warranties of Shareholder.

Shareholder hereby represents and warrants to Parent as follows:

(a) Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests in the Company, in each case, set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates on the date hereof, and neither Shareholder nor any of its controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights that would prevent the Shareholder from performing its obligations under this Agreement, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares and the certificates representing such shares, if any, are now, and at all time during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any Liens that would prevent the Shareholder from performing its obligations under this Agreement.

(b) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that Shareholder is, or any of Shareholder’s Covered Shares are held by, a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). If Shareholder is married, and any of the Company Securities constitute community property or otherwise need spousal or other approval for this Agreement to constitute a legal, valid and binding obligation, a spousal consent substantially in the form attached hereto has been duly authorized, validly executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflict or Default. Except for any competition, antitrust and investment Applicable Laws or regulations of foreign jurisdictions and the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or any of Shareholder’s properties or assets, (iii) constitute a violation by Shareholder of any applicable law or regulation of any jurisdiction or (iv) contravene or conflict with Shareholder’s memorandum and articles of association (as applicable), in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened in writing against Shareholder at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of Shareholder to perform timely its obligations under this Agreement or to tender its Shares into the Offer as contemplated by Section 2(a).

(e) No Fees. Shareholder has not employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Parent or Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Receipt; Reliance. Shareholder has received and reviewed a copy of the Purchase Agreement. Shareholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

7. Representations and Warranties of Parent and Buyer. Parent hereby represents and warrants to Stockholder as follows:

(a) Authority. Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement, the performance by each of Parent and Buyer of its respective obligations hereunder and the consummation by each of Parent and Buyer of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Buyer, as applicable, and no other actions or proceedings on the part of each of Parent and Buyer are necessary to authorize the execution and delivery by it of this Agreement, the performance by each of Parent and Buyer of its obligations hereunder or the consummation by each of Parent and Buyer of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Buyer and, assuming due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer, as applicable, in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflict or Default. Except for any competition, antitrust and investment Applicable Laws or regulations of foreign jurisdictions and the 1934 Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by each of Parent and Buyer, the consummation by each of Parent and Buyer of the transactions contemplated hereby and the compliance by each of Parent and Buyer with the provisions hereof. None of the execution and delivery of this Agreement by each of Parent and Buyer, the consummation by each of Parent and Buyer of the transactions contemplated hereby or compliance by each of Parent and Buyer with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which each of Parent and Buyer is a party or by which each of Parent and Buyer, as applicable, or any of each of Parent’s and Buyer’s, as applicable properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to each of Parent and Buyer or any of each of Parent’s and Buyer’s properties or assets, (iii) constitute a violation by either Parent or Buyer of any applicable law or regulation of any jurisdiction or (iv) contravene or conflict with either of Parent’s or Buyer’s memorandum and articles of association (as applicable), in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of either Parent or Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) Other Tender Agreements. Each of Parent and Buyer represents and warrants that it has not entered into any agreement with another shareholder of the Company covering the matters contemplated hereby which contains terms more favorable to such shareholder than are provided to Shareholder in this Agreement.

8. Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Parent and Shareholder, (b) the Closing, (c) the acquisition by Parent or Buyer of 100% of the Shares on a fully diluted basis, (d) the termination of the Purchase Agreement in accordance with its terms, or (e) the date of any modification, waiver or amendment to the Purchase Agreement in a manner that decreases the Offer Consideration or changes the form of the Offer Consideration; provided that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) this Section 7 and Section 9 hereof shall survive any termination of this Agreement.

9. No Limitation. Nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Boards from (i) taking any action (or omitting to take any action) in his or her capacity as an officer of the Company or member of the Boards, including in exercising rights under the Purchase Agreement, and/or from taking any action with respect to any Acquisition Proposal in his or her capacity as such an officer or director and (ii) exercising its or their fiduciary duties as an officer or director to the Company or its stakeholders.

10. Miscellaneous.

(a) Registration Rights Agreement. To the extent Shareholder is a party to that certain Registration Rights Agreement, dated as of [    ], 2013, by and between the Company and the other shareholders of the Company party thereto (the “Registration Rights Agreement”), contingent upon, and effective as of immediately prior to, the Closing, Shareholder hereby approves and consents to the termination of the Registration Rights Agreement and waives any and all rights Shareholder may have thereunder. Shareholder further agrees not to exercise any rights it may have under the Registration Rights Agreement prior to the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms.

(b) Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(c) Reasonable Efforts. Subject to the terms and conditions of this Agreement, Shareholder agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent’s reasonable request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby. Without limiting the foregoing, Shareholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent with respect to Shareholder’s voting and consent obligations under this Agreement.

(d) No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 10(c) will be null and void; provided, however, that each of Parent or Buyer may assign this Agreement and any of their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent without the consent of the Shareholder, but no such assignment shall relieve Parent or Buyer, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

(e) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(f) Modification or Amendments. Subject to the provisions of applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto with respect to any of the terms contained herein.

(g) Notice. All notices, requests and other communications to any party hereunder (each, a “Notice”) shall be in writing. Such Notice shall be deemed to have been given as of the date delivered to the following:

if to Parent or Buyer, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: General Counsel

if to Shareholder:

At the address and facsimile number set forth on Schedule I hereto, to:

with copies, which shall not constitute notice, to:

Prosensa Holding N.V.

J.H. Oortweg 21

2333 CH Leiden

The Netherlands

Attention: Berndt Modig

Facsimile No.: +31 (0)71 33 22 088

E-mail: b.modig@prosensa.nl

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such Notices shall refer specifically to this Agreement and shall be deemed given only if delivered by FedEx or by other internationally recognized overnight delivery service that maintains records of delivery, addressed to the parties at their respective addresses specified in this Section 10(f) or to such other address as the party to whom notice is to be given may have provided to the other party at least five days’ prior to such address taking effect in accordance with this Section 10(f).

(h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(i) Specific Performance and Other Remedies. The parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (i) by seeking any remedy provided for in this Section 10(h), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 10(h) shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10(h) before exercising any other right under this Agreement.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

(l) Submission to Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any state or United States federal court located in the County of New York, New York, United States, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(f) shall be deemed effective service of process on such party.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10(l). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(n) Interpretation. The descriptive headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(o) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

(p) Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

(q) No Ownership Interest. Each Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of Applicable Law.

[Signature page follows.]

IN WITNESS WHEREOF, each of Parent, Buyer and Shareholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

BIOMARIN PHARMACEUTICAL INC.

By:
	Name:	Jean-Jacques Bienaimé
	Title:	Chief Executive Officer

BIOMARIN FALCONS B.V.

By:
	Name:	G. Eric Davis
	Title:	Managing Director

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, each of Parent, Buyer and Shareholder has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

[ ]

By:
Name:
Title:

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of Shareholder and that the undersigned is familiar with the terms of the Tender and Support Agreement (the “Agreement”), entered into as of November 21, 2014, by and among BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), and BioMarin Falcons B.V., a private company with limited liability organized under the laws of The Netherlands and a wholly owned indirect subsidiary of Parent (“Buyer”), and the undersigned’s spouse (the “Shareholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Shareholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Shareholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Shareholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Shareholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: [ ]	SPOUSE:

Signature:

Print name:

(Signature Page to Spousal Consent)